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                                                                      Exhibit 99


                                  NEWS RELEASE


                                         CONTACT:
                                         --------

                                                 CAMCO FINANCIAL CORPORATION,
                                                 CAMBRIDGE, OHIO
                                                 LARRY A. CALDWELL, 740-435-2020

RELEASE DATE: Friday, January 7, 2000
              -----------------------


                         CAMCO COMPLETES ACQUISITION OF
                    WESTWOOD HOMESTEAD FINANCIAL CORPORATION


[Cambridge, Ohio - (Business Wire) - January 7, 2000] Camco Financial Corporation (Nasdaq National Market "CAFI"), a multiple savings and loan holding company located in Cambridge, Ohio, announced the completion yesterday of its previously announced acquisition of Westwood Homestead Financial Corporation. WHFC's operating subsidiary, Westwood Homestead Savings Bank, with two offices in Cincinnati, Ohio, will continue to operate as Camco's fifth independent community bank. WHFC reported assets of $149.7 million and stockholders equity of $22.9 million at September 30, 1999.

         WHFC shareholders will receive $5.20 in cash and .611 Camco shares for each WHFC share outstanding. As a result of the acquisition, Camco now has approximately 6.9 million publicly traded shares of common stock.

         Larry Caldwell, Chairman and Chief Executive Officer of Camco, commented "We are excited by Camco's entrance into the Cincinnati market. The well-established Westwood Homestead Savings Bank franchise provides Camco an excellent vehicle for introducing Cincinnati to Camco's "Advantage Banking" brand of products and services. We are confident that the market will respond favorably to the dynamic combination of Camco's operational support and Westwood Homestead's community ties which will be maintained through the continuation of Westwood Homestead's local board and management, led by President Michael P. Brennan."

         At September 30, 1999, Camco had consolidated assets of $778.4 million and stockholders' equity of $62.1 million. On a pro forma basis, the Westwood Homestead acquisition increases Camco's consolidated assets to $928.1 million at September 30, 1999. With the addition of Westwood Homestead, Camco now provides its broad array of financial services through 32 offices in 24 communities throughout central, southern and southwestern Ohio, northeastern Kentucky and northwestern West Virginia.


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